For further information, contact:
Ronald Frank
(716) 684-8060

For immediate release…

ECOLOGY AND ENVIRONMENT, INC.
REPORTS THIRD QUARTER
EARNINGS UP 37%

Buffalo, New York, June 15, 2004

HIGHLIGHTS – Net revenues for Ecology and Environment, Inc. (AMEX:EEI) for the third quarter of fiscal year 2004 were $24.7 million, compared to the $24.2 million reported in the third quarter of fiscal year 2003.  Net income for the third quarter of fiscal year 2004 was $808,000 or $.21 per share, up 37% from the $588,000 or $.14 per share reported in the third quarter of fiscal year 2003.  Net income from continuing operations for the third quarter was down 13% from the prior year.  The net loss from the discontinued shrimp farm operation for the third quarter of fiscal year 2004 was $56,000 or $.01 per share, compared to $410,000 or $.10 per share for the third quarter of fiscal year 2003.

DETAILS – Ronald L. Frank, Executive Vice President and Chief Financial Officer, attributes the increase in net revenues for the third quarter to an increase in work from the Company’s contracts in Saudi Arabia and Kuwait.  Third quarter net revenues from the work in Saudi Arabia and Kuwait increased 49% from $5.3 million to $7.9 million.  Offsetting this increase were decreases in the Company’s Commercial and Department of Defense (DOD) sectors.  The Company reported a reduction in commercial net revenues for the third quarter of fiscal year 2004 of $2.9 million.  Net revenues reported for DOD clients dropped $1.2 million for the third quarter of fiscal year 2004 as compared to the third quarter of fiscal year 2003.

Mr. Frank attributes the decrease in net income from continuing operations for the third quarter of fiscal year 2004 to the completion of a major commercial contract along with increased indirect costs.  The increase in indirect costs is attributable to the Company’s attempts to increase business development efforts in the areas of homeland security and international markets.  However, this decrease in net income was partially offset by the continuing work on the Middle Eastern contracts in Saudi Arabia and Kuwait, including a significant inflow of lab work from Kuwait for the Company’s Analytical Services Center (ASC).  The ASC reported an operating income of $133,000 for the third quarter of fiscal year 2004 compared to operating income of $42,000 for the third quarter of the prior year.

During the fourth quarter of 2003, the Company made the decision to discontinue its Costa Rican shrimp farm operation.  As of May 1, 2004 the shrimp farm is still being held for sale and actively marketed to potential buyers.

Ecology and Environment, Inc. is headquartered in Lancaster, New York, a suburb of Buffalo.  Its common stock is listed on the American Stock Exchange under the symbol EEI.  E & E can be located on the World Wide Web at www.ene.com.

Financial Report -

(In thousands, except per share information)

	Three Months Ending

	May 1, 2004	April 26, 2003

Gross Revenues	$29,227	$33,339
Net Revenues	24,665	24,198

Net Income From Continuing Operations	864	998
Net Loss From Discontinued Operations	(56)	(410)

Net Income	808	588

Net Income Per Common Share: Basic
Continuing Operations	$0.22	$0.24
Discontinued Operations	(0.01)	(0.10)

Net Income Per Common Share: Basic	$0.21	$0.14

Net Income Per Common Share: Diluted
Continuing Operations	$0.21	$0.24
Discontinued Operations	(0.01)	(0.10)

Net Income Per Common Share: Diluted	$0.20	$0.14

	Nine Months Ending

	May 1, 2004	April 26, 2003

Gross Revenues	$83,955	$84,914
Net Revenues	67,903	64,637

Net Income From Continuing Operations	2,640	2,919
Net Loss From Discontinued Operations	(170)	(1,347)

Net Income	2,470	1,572

Net Income Per Common Share: Basic
Continuing Operations	$0.66	$0.72
Discontinued Operations	(0.04)	(0.33)

Net Income Per Common Share: Basic	$0.62	$0.39

Net Income Per Common Share: Diluted
Continuing Operations	$0.65	$0.72
Discontinued Operations	(0.04)	(0.33)

Net Income Per Common Share: Diluted	$0.61	$0.39